Exhibit 4.16
NIKOLA CORPORATION
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Nikola Corporation, a Delaware corporation (“we”, “us,” or “our”), has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934: our common stock, $0.0001 par value per share. The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our and amended and restated bylaws, each of which has been filed as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as may be amended by a document filed with one of our periodic reports filed with the SEC subsequent to the date of that Annual Report.
Common Stock
We are authorized to issue 1,000,000,000 shares of common stock. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution, or winding-up, holders of common stock are entitled to share ratably in all assets remaining after payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
We are authorized to issue 150,000,000 shares of preferred stock, which can be issued in one or more series, with such rights, preferences, and privileges as determined by our board of directors with respect to each series.
Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Certain provisions of Delaware law, our amended and restated certificate of incorporation, and our and amended and restated bylaws could have the effect of delaying, deferring, or discouraging another party from acquiring control of us.
Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:
•authorize our board of directors to issue all or any of the remaining shares of preferred stock, in one or more series, to establish the number of shares, voting powers, designations, preferences, rights, qualifications, and limitations of such series, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequence to the issuance of shares of that series;
•require that any action to be taken by our stockholders be effected at any meeting of our stockholders or by written consent of stockholders in lieu of meeting;
•specify that special meetings of our stockholders can be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board, (iii) our Executive Chairman, or (iv) the vote of the stockholders owning not less than 25% of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting;

•establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;
•prohibit cumulative voting in the election of directors;
•provide that our directors may be removed only for cause;
•provide that vacancies on our board of directors may be filled by a majority of directors then in office, even if less than a quorum;
•require a majority of the board of directors or a majority of the voting power of the shares of the capital stock entitled to vote generally in the election of directors to amend our amended and restated bylaws;
•require an affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the capital stock entitled to vote generally in the election of directors to amend certain provisions of our amended and restated certificate of incorporation;
•authorize us to indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures; and
•establish the Court of Chancery of the State of Delaware as the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), our amended and restated certificate of incorporation, or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.
Delaware anti-takeover statute. We are subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) shares owned (a) by persons who are directors and also officers, and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•upon or subsequent to the consummation of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
Section 203 defines a business combination to include:
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•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, controlling, or controlled by the entity or person.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

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